Exhibit 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of November 11, 2024, by and among (i) Cyabra Strategy Ltd., a private company organized in Israel (the “Company”), Trailblazer Merger Corporation I, a Delaware corporation (“Parent), Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), and Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub” and together with the Company, Parent and Holdings, the “Parties” and each, a “Party”). Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Merger Agreement, dated as of July 22, 2024 (the “Original Agreement”), and desire to amend the Original Agreement as set forth herein;

WHEREAS, pursuant to the Original Agreement, among other things, upon the terms and subject to the conditions thereof, (a) Trailblazer shall merge with and into Holdings and Holdings shall be the survivor of such merger (the “Parent Merger” and all references to Trailblazer subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger) and (b) Merger Sub shall merge with and into the Company, with the Company being the surviving entity (the “Acquisition Merger” and, together with the Parent Merger and all other transactions contemplated by the Merger Agreement, the “Business Combination”), following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Holdings; and

WHEREAS, in connection with the Business Combination, the Parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Amendments to the Agreement.

1.1 Amendment to Directors of Parent. The first two sentences of Section 2.9 of the Agreement are hereby amended and restated in its entirety as follows: “At the Effective Time, Parent’s Board of Directors will consist of seven (7) directors. Sponsor shall have the right to designate one (1) director and the Company shall have the right to appoint six (6) directors.”

1.2 Amendment to Required Parent Proposals. Clause (iii) of Section 6.5(e) of the Agreement is hereby deleted in its entirety and the definition of “Required Parent Proposals” in Section 6.5(e) of the Agreement is hereby amended and restated in its entirety as follows: “(the proposals set forth in the foregoing clauses (i) through (iv), the “Required Parent Proposals”)”.

1.3 Amendment to Parent Equity Incentive Plan. The words “ten percent (10%)” in Section 8.7(a) are hereby deleted and replaced with the words “fifteen percent (15%)”.

1.4 Amendment to Share Grant to Key Employees. The words “subject to any additional vesting considerations that may be agreed upon between the Company and each respective Key Employee” shall be added to the end of Section 8.11.

1.5 Amendment to Outside Closing Date. The words “December 31, 2024” in Section 10.1(a) of the Agreement are hereby deleted and replaced with the words “March 1, 2025”.

2. Miscellaneous.

2.1 No Further Amendment. The Parties agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. The provisions of Article XI of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Parent:

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer

Merger Sub:

TRAILBLAZER MERGER SUB LTD.

By:	/s/ Chanan Schneider
	Name:	Chanan Schneider
	Title:	Director

Holdings:

TRAILBLAZER HOLDINGS, INC.

By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer

Company:

CYABRA STRATEGY LTD.

By:	/s/ Dan Brahmy
	Name:	Dan Brahmy
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

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